Exhibit 77(c)


Matters Submitted to a vote of security holders

On June 13, 2006 an annual shareholder meeting was held to elect twelve members of the Board of Trustees to represent the interests of the holders of Common Shares of Senior Income Fund until the election and qualification of their successors.

                                                                          Shares Voted
                                                                          Against            Total
                           Proposal               Shares Voted For        or Withheld        Shares Voted
Class I Trustees           R. Barbara
                             Gitenstein            87,766,052.476        699,693.000         88,465,745.476
                           Jock Patton             87,795,861.476        669,884.000         88,465,745.476
                           David W. C.
                             Putnam                87,786,778.476        678,967.000         88,465,745.476
                           John G. Turner          87,788,083.476        677,662.000         88,465,745.476

Class II Trustees          Patricia W.
                             Chadwick              87,782,262.476        683,483.000         88,465,745.476
                           Sheryl K. Pressler      87,760,389.476        705,356.000         88,465,745.476

Class III Trustees         Shaun P. Mathews        87,790,876.476        674,869.000         88,465,745.476